Exhibit 99.1

For Immediate Release

Cleantech Solutions International Reports Second Quarter 2013 Results

Wuxi, Jiangsu Province, China – August 14, 2013 –Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT), a manufacturer of metal components and assemblies, primarily used in various clean technology and manufacturing industries, today announced its financial results for the three and six months ended June 30, 2013.

“During the second quarter, we continued on our growth trajectory with solid year-over-year increases in revenue and net income.  Our dyeing machine segment was the main driver behind our performance, as textile manufacturers continue to phase out obsolete equipment and reduce pollution from the dyeing process in keeping with the policies of local PRC governments,” said Mr. Jianhua Wu, Chairman and CEO of Cleantech Solutions.  “We also saw a healthy increase in sales of forged products to customers outside the wind power industry. ”

Second Quarter 2013 Results

Revenue for the second quarter of 2013 increased 34.1% to $17.2 million, compared to $12.8 million for the same period of 2012.

Revenue growth was primarily driven by sales of dyeing and finishing equipment due to demand for the Company’s low-emission airflow dyeing machines, which meet the policies of local PRC governments to phase out obsolete equipment and reduce pollution from the dyeing process.  In addition, demand for forged rolled rings and related products for industries other than the wind power industry rose considerably due to increasing market demand for capital equipment, which was offset by a decline in demand for forged products from customers in the wind power industry.

The increase in revenue is summarized as follows:

•	Revenue from the dyeing and finishing equipment segment increased 95.0% to $9.0 million, compared to $4.6 million for the second quarter of 2012.

•	Revenue from the sale of forged rolled rings to other industries increased 43.1% to $5.1 million, compared with $3.6 million for the comparable period of the prior year.

•	Revenue from the sale of forged rolled rings for the wind power industry declined 33.4% to $3.1 million, compared to $4.6 million for the comparable period last year.

Gross profit for the second quarter of 2013 increased 47.5% to $4.0 million, compared to $2.7 million for the same period in 2012.  Gross margin increased to 23.1% during the second quarter of 2013 compared to 21.0% for the same period a year ago. The increase in gross margin for the second quarter was primarily attributable to (i) the increased operational and cost efficiencies for forged rolled rings and related products segment, including the allocation of fixed costs primarily consisting of depreciation, to cost of revenues as the Company operated at higher production levels in response to higher revenues, and (ii) the significant portion of revenue for the dyeing and finishing equipment segment generated from the sale of airflow dyeing machinery, which generates a higher gross margin than the Company’s traditional dyeing machinery.  The principal source of dyeing revenue in the second quarter of 2012 was traditional dyeing machinery.

Operating expenses decreased 23.2% to $0.9 million, compared to $1.1 million in the comparable period last year. The decrease was primarily due to a recovery of bad debt and lower depreciation expenses resulting from the classification of certain equipment as held for sale in the fourth quarter of 2012, on which depreciation was taken in the second quarter of 2012 but not in the second quarter of 2013.

Selling, general and administrative expenses for the three months ended June 30, 2013 declined 17.5% to $0.6 million, primarily due to a $0.3 million recovery of bad debt, offset by higher travel and entertainment and shipping costs associated with the increase in sales and an increase in research and development expense related to the Company’s new after treatment equipment.

Operating income increased 98.1% to $3.1 million, compared to $1.6 million for the same period of 2012. Operating margin was 18.1% compared to 12.2% in the second quarter last year.

Adjusted EBITDA, a non-GAAP measurement, which adds back to net income interest expense, income tax, warrant modification expense, depreciation and amortization, rose 52.2% to $4.8 million, compared to $3.1 million in the same quarter last year.  The calculation of adjusted EBITDA is shown in a table following the financial tables.

Net income for the second quarter of 2013 was $2.3 million, or $0.79 per diluted share, compared to $1.1 million, or $0.40 per diluted share, in the second quarter of 2012.  Diluted earnings per share were calculated using diluted weighted average shares of 2,955,786 and 2,660,983 for the three months ended June 30, 2013 and 2012, respectively.  All share and per share information has been adjusted to reflect a one-for-ten reverse stock split effective March 6, 2012.

Six Month Results

For the six months ended June 30, 2013, revenue increased 39.8% to $31.1 million from $22.2 million in the first half of 2012. Gross profit increased 55.2% to $7.1 million, compared to $4.6 million last year. Gross margin for first half of 2013 was 22.8%, compared to 20.6% in the first half of 2012. Operating income increased 123.7% to $5.4 million from $2.4 million in the first half of 2012.  Adjusted EBITDA, a non-GAAP measurement which adds back to net income interest expense, income tax, warrant modification expense, depreciation and amortization, was $8.7 million, compared to $5.6 million in the first half of 2012.  Net income was $4.0 million, or $1.35 per diluted share, up from $1.4 million, or $0.53 per diluted share, in the first half of 2012.  All share and per share information have been adjusted to reflect a one-for-ten reverse stock split effective March 6, 2012.

Financial Condition

As of June 30, 2013, Cleantech Solutions held cash and cash equivalents of $3.3 million compared with $1.4 million at December 31, 2012.  Accounts receivable were $10.0 million and total current assets of $22.7 million as of June 30, 2013. The Company had $3.1 million in short-term bank loans payable at June 30, 2013, up from $2.2 million at December 31, 2012.   Stockholders’ equity was $85.4 million at June 30, 2013.

In the first half of 2013, the Company generated $5.2 million in cash flow from operations. The increase in short term loans, combined with cash flow from operations, was used to purchase approximately $5.8 million of equipment to expand capacity of airflow dyeing machines.

On June 18, 2013, the Company entered into agreements dated June 17, 2013 pursuant to which it sold a total of 428,398 shares of common stock at a purchase price of $4.50 per share. On July 10, 2013, the Company sold a total of 150,518 shares of common stock at a price of $4.70 per share to an investor. The Company received net proceeds from the sale of these shares of approximately $2,389,000.  The Company will use the proceeds for working capital and other general corporate purposes.

In July and August 2013, the Company repaid approximately $1.0 million in bank acceptance notes payable which were collateralized by 100% of restricted cash deposited.

Recent Events

On June 20, 2013, the Company announced it received purchase orders totaling RMB 12.2 million (approximately $2.0 million) for 21 airflow-dyeing machines from a new domestic customer.  The Company expects to begin shipping the machines in September 2013.

On June 5, 2013, the Company’s variable interest entity, Wuxi Huayang Dyeing Machinery Co., Ltd. (Wuxi Huayang), received five new patent certificates from the State Intellectual Property Office of the People’s Republic of China for devices and parts of its airflow dyeing machine. The patents relate to devices and parts that allow for lower water and energy usage, improved dyeing effects, extend the service life of the machine and provide easier cleaning of atomized dyeing equipment.  The patents provide the Company with exclusive use of these designs in dyeing equipment for a period of ten years in China.

Business Outlook

Based on current and anticipated orders, for the full year ending December 31, 2013 the Company affirms its guidance for revenue in the range of $60 - $62 million and net income in the range of $8.0 - $8.5 million.

“As we enter the second half of the year, we are confident about our future although we have some concerns regarding credit conditions in China.  We expect sales of airflow dyeing machines and anticipated sales of new products, including our after treatment compacting machine, to be the main drivers of revenue growth.  We have purchased new equipment that will increase dyeing machine capacity by year end and are hopeful that we will secure customers for our new forged products and after treatment textile equipment soon.”

“We anticipate a lesser contribution from wind and solar customers given the near-term challenges facing these markets.  We will continue to utilize our assets, along with our expertise in manufacturing precision products, to meet the needs of other heavy equipment and clean technology industries as we seek profitable growth,”  Mr. Wu concluded.

Conference Call

Cleantech Solutions will conduct a conference call at 9:00 a.m. Eastern Time on Thursday, August 15, 2013 to discuss financial results for the second quarter ended June 30, 2013.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 860-2442. International callers should dial (412) 858-4600.

If you are unable to participate in the conference call at this time, a replay will be available starting an hour after the conference call through 10:00 A.M. ET August 23, 2013. To access the replay, dial (877) 344-7529. International callers dial (412) 317-0088, and enter conference number: 10032787.

Use of Non-GAAP Financial Measures

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology and manufacturing industries. The Company supplies forging products, fabricated products and machining services to a range of clean technology customers, primarily in the wind power sector and supplies dyeing and finishing equipment to the textile industry. Cleantech Solutions is committed to achieving long-term growth through ongoing technological improvement, capacity expansion, and the development of a strong customer base. The Company’s website is
www.cleantechsolutionsinternational.com. Any information on the Company’s website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein and in the conference call referred to in this press release as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2012 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended June 30, 2013.  All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contacts:
Cleantech Solutions International, Inc.
Adam Wasserman, CFO
E-mail: adamw@cleantechsolutionsinternational.com
Web: www.cleantechsolutionsinternational.com

Compass Investor Relations
Elaine Ketchmere, CFA
Email: eketchmere@compass-ir.com
Web:  www.compassinvestorrelations.com

- Financial Tables Follow-

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

REVENUES	$17,214,134	$12,832,863	$31,098,833	$22,242,092
COST OF REVENUES	13,241,114	10,138,628	23,995,723	17,665,171
GROSS PROFIT	3,973,020	2,694,235	7,103,110	4,576,921
OPERATING EXPENSES:
Depreciation	244,673	373,924	351,887	748,536
Selling, general and administrative	620,151	751,544	1,358,151	1,417,667
Total Operating Expenses	864,824	1,125,468	1,710,038	2,166,203
INCOME FROM OPERATIONS	3,108,196	1,568,767	5,393,072	2,410,718
OTHER INCOME (EXPENSE):
Interest income	688	346	1,169	5,850
Interest expense	(64,526)	(70,363)	(169,653)	(160,396)
Foreign currency (loss) gain	(5,979)	1,115	(5,979)	5,391
Warrant modification expense	0	0	0	(235,133)
Other income	8,152	6,635	37,082	13,280
Total Other Income (Expense), net	(61,665)	(62,267)	(137,381)	(371,008)
INCOME BEFORE INCOME TAXES	3,046,531	1,506,500	5,255,691	2,039,710
INCOME TAXES	723,978	435,130	1,310,538	665,545
NET INCOME	$2,322,553	$1,071,370	$3,945,153	$1,374,165

COMPREHENSIVE INCOME:
NET INCOME	$2,322,553	$1,071,370	$3,945,153	$1,374,165
OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	1,217,027	59,938	1,645,467	511,640
COMPREHENSIVE INCOME	$3,539,580	$1,131,308	$5,590,620	$1,885,805

NET INCOME PER COMMON SHARE:
Basic	$0.79	$0.42	$1.35	$0.58
Diluted	$0.79	$0.40	$1.35	$0.53

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	2,955,786	2,572,753	2,925,355	2,370,138
Diluted	2,955,786	2,660,983	2,925,355	2,592,864

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,254,981	$1,445,728
Restricted cash	1,325,103	-
Notes receivable	356,984	88,029
Accounts receivable, net of allowance for doubtful accounts	10,041,350	10,078,623
Inventories, net of reserve for obsolete inventory	5,496,255	5,897,555
Advances to suppliers	1,083,719	593,104
Prepaid VAT on purchases	747,937	542,032
Prepaid expenses and other	358,778	428,326
Total Current Assets	22,665,107	19,073,397
PROPERTY AND EQUIPMENT - net	64,141,009	59,436,100
OTHER ASSETS:
Deferred tax assets	563,296	551,890
Equipment held for sale	7,265,684	7,118,555
Land use rights, net	3,786,215	3,756,342
Total Assets	$98,421,311	$89,936,284
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term bank loans	$3,070,360	$2,216,558
Bank acceptance notes payable	1,325,103	-
Accounts payable	4,678,568	5,474,479
Accrued expenses	590,757	986,824
Capital lease obligation - current portion	260,215	251,413
Advances from customers	2,193,374	1,851,987
VAT and service taxes payable	176,232	206,527
Income taxes payable	774,878	822,082
Total Current Liabilities	13,069,487	11,809,870
OTHER LIABILITIES:
Capital lease obligation - net of current portion	-	132,756
Total Liabilities	13,069,487	11,942,626

STOCKHOLDERS' EQUITY:
Preferred stock ($0.001 par value; 10,000,000 shares authorized; 0 share issued and outstanding at June 30, 2013 and December 31, 2012, respectively)	-	-
Common stock ($0.001 par value; 50,000,000 shares authorized; 3,322,984 and 2,894,586 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively)	3,323	2,894
Additional paid-in capital	30,754,245	28,987,128
Retained earnings	42,186,956	38,401,734
Statutory reserve	2,639,669	2,479,738
Accumulated other comprehensive gain - foreign currency translation adjustment	9,767,631	8,122,164

Total Stockholders' Equity	85,351,824	77,993,658

Total Liabilities and Stockholders' Equity	$98,421,311	$89,936,284

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,945,153	$1,374,165
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	3,221,159	3,092,511
Amortization of land use rights	47,307	46,727
Decrease in allowance for doubtful accounts	(312,411)	(46,631)
Warrant modification expense	-	235,133
Stock-based compensation expense	132,956	101,590
Changes in operating assets and liabilities:
Notes receivable	(264,582)	6,324
Accounts receivable	555,644	(825,725)
Inventories	518,191	(1,603,500)
Prepaid value-added taxes on purchases	(192,840)	913,184
Prepaid and other current assets	(60,237)	(32,988)
Advances to suppliers	(473,782)	(1,379,275)
Accounts payable	(1,740,644)	(188,919)
Accrued expenses	(409,484)	171,338
VAT and service taxes payable	(34,233)	54,685
Income taxes payable	(63,582)	(112,101)
Advances from customers	300,212	1,217,798
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,168,827	3,024,316
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,824,104)	(3,263,008)
NET CASH USED IN INVESTING ACTIVITIES	(5,824,104)	(3,263,008)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease	(130,633)	(127,477)
Proceeds from bank loans	3,041,002	2,213,264
Repayments of bank loans	(2,240,739)	(1,897,083)
(Increase) decrease in restricted cash	(1,312,433)	31,618
Increase (decrease) in bank acceptance notes payable	1,312,433	(31,618)
Net proceeds from sale of common stock	1,767,546	-
Proceeds from exercise of warrants	-	198,142
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,437,176	386,846
EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	27,354	6,551
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,809,253	154,705
CASH AND CASH EQUIVALENTS - beginning of period	1,445,728	1,152,607
CASH AND CASH EQUIVALENTS - end of period	$3,254,981	$1,307,312

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$169,653	$160,396
Income taxes	$1,374,120	$777,646
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment acquired on credit as payable	$840,277	-
Series A preferred converted to common shares	-	$13,198
Common stock issued for future service	-	$54,800

Reconciliation of Net Income to EBITDA
(Amounts expressed in US$)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$2,322,553	$1,071,370	$3,945,153	$1,374,165
Add: income tax	$723,978	$435,130	$1,310,538	$665,545
Add: interest expense	$64,526	$70,363	$169,653	$160,396
Add: warrant modification expense	-	-	-	$235,133
Add: depreciation and amortization	$1,675,404	$1,568,510	$3,268,466	$3,139,238
Adjusted EBITDA	$4,786,461	$3,145,373	$8,693,810	$5,574,477

Reconciliation of Non GAAP Operating Income, Net Income and EPS
(Amounts expressed in US$)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

Net income	$2,322,553	$1,071,370	$3,945,153	$1,374,165
Add: warrant modification expense	-	-	-	$235,133
Adjusted net income	$2,322,553	$1,071,370	$3,945,153	$1,609,298

Weighted average shares - diluted	2,955,786	2,660,983	2,925,355	2,592,864

Adjusted diluted EPS	$0.79	$0.40	$1.35	$0.62

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